Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-190207, No. 333-195465 No. 333-203087, No. 333-211628 and No. 333-215591) pertaining to the RADCOM Ltd. 2013 Share Option Plan of our reports dated March 25, 2021 with respect to the consolidated financial statements of RADCOM Ltd. and its subsidiaries and the effectiveness of internal control over financial reporting of RADCOM Ltd. and its subsidiaries included in this Annual Report on Form 20-F for the year ended December 31, 2020.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
March 25, 2021	A Member of Ernst & Young Global